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                 TRUST PREFERRED SECURITIES GUARANTEE AGREEMENT

                             Capita Preferred Trust

                          Dated as of October __, 1996

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                                TABLE OF CONTENTS

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                                    ARTICLE I
                         DEFINITIONS AND INTERPRETATION

      SECTION 1.1  Definitions and Interpretation..........................  2

                                ARTICLE II
                            TRUST INDENTURE ACT

      SECTION 2.1  Trust Indenture Act; Application........................  6
      SECTION 2.2  Lists of Holders of Securities..........................  6
      SECTION 2.3  Reports by the Trust Preferred Guarantee
                   Trustee.................................................  7
      SECTION 2.4  Periodic Reports to Trust Preferred Guarantee
                   Trustee.................................................  7
      SECTION 2.5  Evidence of Compliance with Conditions
                   Precedent...............................................  7
      SECTION 2.6  Events of Default; Waiver...............................  7
      SECTION 2.7  Event of Default; Notice................................  8
      SECTION 2.8  Conflicting Interests...................................  8

                                ARTICLE III
                       POWERS, DUTIES AND RIGHTS OF
                     TRUST PREFERRED GUARANTEE TRUSTEE

      SECTION 3.1  Powers and Duties of the Trust Preferred
                   Guarantee Trustee.......................................  8
      SECTION 3.2  Certain Rights of Trust Preferred Guarantee Trustee..... 10
      SECTION 3.3. Not Responsible for Recitals or Issuance
                   of Trust Preferred Securities Guarantee................. 13

                                ARTICLE IV
                     TRUST PREFERRED GUARANTEE TRUSTEE

      SECTION 4.1  Trust Preferred Guarantee Trustee; Eligibility.......... 13
      SECTION 4.2  Appointment, Removal and Resignation of
                   Trust Preferred Guarantee Trustee....................... 14

                                 ARTICLE V
                                 GUARANTEE

      SECTION 5.1  Guarantee............................................... 15
      SECTION 5.2  Waiver of Notice and Demand............................. 15
      SECTION 5.3  Obligations Not Affected................................ 15
      SECTION 5.4  Rights of Holders....................................... 16
      SECTION 5.5  Guarantee of Payment.................................... 17

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      SECTION 5.6  Subrogation............................................. 17
      SECTION 5.7  Independent Obligations................................. 17

                                   ARTICLE VI
                   LIMITATION OF TRANSACTIONS; SUBORDINATION

      SECTION 6.1  Limitation of Transactions.............................. 17
      SECTION 6.2  Ranking................................................. 18

                                ARTICLE VII
                                TERMINATION

      SECTION 7.1  Termination............................................. 18

                               ARTICLE VIII
                              INDEMNIFICATION

      SECTION 8.1  Exculpation............................................. 19
      SECTION 8.2  Indemnification......................................... 19

                                ARTICLE IX
                               MISCELLANEOUS

      SECTION 9.1  Successors and Assigns.................................. 20
      SECTION 9.2  Amendments.............................................. 20
      SECTION 9.3  Notices................................................. 20
      SECTION 9.4  Benefit................................................. 21
      SECTION 9.5  Governing Law........................................... 21


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                 TRUST PREFERRED SECURITIES GUARANTEE AGREEMENT

            This TRUST PREFERRED SECURITIES GUARANTEE AGREEMENT (the "Trust Preferred Securities Guarantee"), dated as of October __, 1996, is executed and delivered by AT&T Capital Corporation, a Delaware corporation (the "Guarantor"), and The First National Bank of Chicago, N.A., a national banking association, as trustee (the "Trust Preferred Guarantee Trustee"), for the benefit of the Holders (as defined herein) from time to time of the Trust Preferred Securities (as defined herein) of Capita Preferred Trust, a Delaware statutory business trust (the "Issuer").

            WHEREAS, pursuant to an Amended and Restated Declaration of Trust (the "Declaration"), dated as of October __, 1996, among the trustees of the Issuer named therein, AT&T Capital Corporation, as sponsor, and the holders from time to time of undivided beneficial interests in the assets of the Issuer, the
Issuer is issuing on the date hereof [       ] trust originated preferred
securities, having an aggregate liquidation amount of $[        ], designated
the [   ]% Trust Originated Preferred Securities (the "Trust Preferred
Securities");

            WHEREAS, as incentive for the Holders to purchase the Trust Preferred Securities, the Guarantor desires irrevocably and unconditionally to agree, to the extent set forth in this Trust Preferred Securities Guarantee, to pay to the Holders of the Trust Preferred Securities the Guarantee Payments (as defined herein) and to make certain other payments on the terms and conditions set forth herein and;

            WHEREAS, the Guarantor is also executing and delivering a guarantee agreement (the "Trust Common Securities Guarantee") in substantially identical terms to this Trust Preferred Securities Guarantee for the benefit of the holders of the Trust Common Securities (as defined herein), except that if a Trust Enforcement Event (as defined in the Declaration), has occurred and is continuing, the rights of holders of the Trust Common Securities to receive Guarantee Payments under the Trust Common Securities Guarantee are subordinated to the rights of Holders of Trust Preferred Securities to receive Guarantee Payments under this Trust Preferred Securities Guarantee.

            NOW, THEREFORE, in consideration of the purchase by each Holder of Trust Preferred Securities, which purchase the Guarantor hereby agrees shall benefit the Guarantor, the Guarantor executes and delivers this Trust Preferred Securities Guarantee for the benefit of the Holders.

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                                    ARTICLE I
                         DEFINITIONS AND INTERPRETATION

SECTION 1.1 Definitions and Interpretation

            In this Trust Preferred Securities Guarantee, unless the context otherwise requires:

            (a) Capitalized terms used in this Trust Preferred Securities Guarantee but not defined in the preamble above have the respective meanings assigned to them in this Section 1.1;

            (b) Capitalized terms used in this Trust Preferred Securities Guarantee but not otherwise defined herein shall have the meanings assigned to them in the Declaration or the Partnership Agreement, as the case may be.

            (c) a term defined anywhere in this Trust Preferred Securities Guarantee has the same meaning throughout;

            (d) all references to "the Trust Preferred Securities Guarantee" or "this Trust Preferred Securities Guarantee" are to this Trust Preferred Securities Guarantee as modified, supplemented or amended from time to time;

            (e) all references in this Trust Preferred Securities Guarantee to Articles and Sections are to Articles and Sections of this Trust Preferred Securities Guarantee, unless otherwise specified;

            (f) a term defined in the Trust Indenture Act has the same meaning when used in this Trust Preferred Securities Guarantee, unless otherwise defined in this Trust Preferred Securities Guarantee or unless the context otherwise requires; and

            (g) a reference to the singular includes the plural and vice versa.

            "Affiliate" means, with respect to any specified person, any other person that directly or indirectly controls or is controlled by, or is under common control with, such specified person, provided, that, with respect to the Guarantor, "Affiliate" shall be deemed to also include any entity of which at least 20% of the capital stock is owned by a person that directly or indirectly controls the Guarantor.


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            "Affiliated Restricted Payments" means any payment (including, without limitation, payments for the sale, purchase or lease of any assets or properties or the rendering of any services) to any Affiliate of the Guarantor, except for Permissible Affiliated Payments.

            "Business Day" means any day other than a day on which banking institutions in the City of New York, New York are authorized or required by any applicable law to close.

            "Corporate Trust Office" means the office of the Trust Preferred Guarantee Trustee at which the corporate trust business of the Trust Preferred Guarantee Trustee shall, at any particular time, be principally administered, which office at the date of execution of this Agreement is located at 153 West 53rd Street, New York, New York 10019.

            "Covered Person" means any Holder or beneficial owner of Trust Preferred Securities.

            "Event of Default" means a default by the Guarantor on any of its payment or other obligations under this Trust Preferred Securities Guarantee.

            "Guarantee Payments" means the following payments or distributions, without duplication, with respect to the Trust Preferred Securities, to the extent not paid or made by the Issuer: (i) any accrued and unpaid Distributions (as defined in the Declaration) that are required to be paid on such Trust Preferred Securities to the extent the Issuer shall have funds available therefor, (ii) the redemption price, including all accrued and unpaid Distributions to the date of redemption (the "Redemption Price") to the extent the Issuer has funds available therefor, with respect to any Trust Preferred Securities called for redemption by the Issuer, and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of the Issuer (other than in connection with the distribution of Partnership Preferred Securities to the Holders in exchange for Trust Preferred Securities as provided in the Declaration), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid Distributions on the Trust Preferred Securities to the date of payment and (b) the amount of assets of the Issuer, after satisfaction of all liabilities, remaining available for distribution to Holders in liquidation of the Issuer (in either case, the "Liquidation Distribution").

            "Holder" shall mean any holder, as registered on the books and records of the Issuer of any Trust Preferred Securities; provided, however, that, in determining whether the holders of the requisite percentage of Trust Preferred Securities have given any request, notice, consent or waiver hereunder, "Holder"


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shall not include the Guarantor or any Affiliate of the Guarantor.

            "Indemnified Person" means the Trust Preferred Guarantee Trustee, any Affiliate of the Trust Preferred Guarantee Trustee, or any officers, directors, shareholders, members, partners, employees, representatives, nominees, custodians or agents of the Trust Preferred Guarantee Trustee.

            "Majority in liquidation amount of the Trust Preferred Securities" means, except as provided by the Trust Indenture Act, a vote by Holder(s) of Trust Preferred Securities, voting separately as a class, of more than 50% of the liquidation amount (including the stated amount that would be paid on redemption, liquidation or otherwise, plus accrued and unpaid Distributions to the date upon which the voting percentages are determined) of all Trust Preferred Securities.

            "Officers' Certificate" means, with respect to any Person, a certificate signed by two Authorized Officers of such Person. Any Officers' Certificate delivered with respect to compliance with a condition or covenant provided for in this Trust Preferred Securities Guarantee shall include:

            (a) a statement that each officer signing the Officers' Certificate has read the covenant or condition and the definition relating thereto;

            (b) a brief statement of the nature and scope of the examination or investigation undertaken by each officer in rendering the Officers' Certificate;

            (c) a statement that each such officer has made such examination or investigation as, in such officer's opinion, is necessary to enable such officer to express an informed opinion as to whether or not such covenant or condition has been complied with; and

            (d) a statement as to whether, in the opinion of each such officer, such condition or covenant has been complied with.

            "Partnership" means Capita Preferred Funding, L.P.

            "Partnership Agreement" means the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of October __, 1996, among AT&T Capital Corporation, a Delaware corporation, as general partner, Jeffery F. Nash, an individual, as initial limited partner and such other persons who become limited partners as provided therein.


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            "Partnership Preferred Securities" means those securities
representing limited partnership interests in the Partnership.

            "Permissible Affiliated Payments" means (i) payments by the Company or its subsidiaries (other than the Partnership or the Trust) to Affiliates of the Company for management or other advisory services not to exceed $10 million per annum and (ii) transactions made in good faith the terms of which are fair and reasonable to the Company or such majority owned subsidiary, as the case may be, and are at least as favorable as terms which could be obtained by the Company or such majority-owned subsidiary, as the case may be, in a comparable transaction made on an arm's length basis with persons which are not Affiliates of the Company; provided, that, with respect to a payment or a series of payments not greater than $1 million, such payments shall be conclusively deemed to be on terms which are fair and reasonable to the Company or any of its majority-owned subsidiaries and on terms which are at least as favorable as the terms which could be obtained on an arm's length basis with persons who are not Affiliates if such payments are approved by a majority of the Company's independent directors; and provided, further, that with respect to a payment or a series of related payment or payments in excess of $1 million, the Company or such subsidiary shall either (A) have received a written opinion of a nationally recognized investment bank stating that the terms of such payment are fair to the Company or such subsidiary, as the case may be, from a financial point of view, or (B) have selected the Affiliate or Affiliates which are to receive such payments based upon a competitive bid procedure in which the Company or such subsidiary shall have received at least two independent bids, administered in good faith and on commercially reasonable terms by the Company or such subsidiary.

            "Person" means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated association, or government or any agency or political subdivision thereof, or any other entity of whatever nature.

            "Responsible Officer" means, with respect to the Trust Preferred Guarantee Trustee, any officer within the Corporate Trust Office of the Trust Preferred Guarantee Trustee, including any vice president, any assistant vice president, any assistant secretary, the treasurer, any assistant treasurer or other officer of the Corporate Trust Office of the Trust Preferred Guarantee Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of that officer's knowledge of and familiarity with the particular subject.


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            "Successor Trust Preferred Guarantee Trustee" means a successor
Trust Preferred Guarantee Trustee possessing the qualifications to act as Trust Preferred Guarantee Trustee under Section 4.1.

            "Trust Common Securities" means the securities representing common undivided beneficial interests in the assets of the Issuer.

            "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended.

            "Trust Preferred Guarantee Trustee" means The First National Bank of Chicago, N.A., a national banking association, until a Successor Trust Preferred Guarantee Trustee has been appointed and has accepted such appointment pursuant to the terms of this Trust Preferred Securities Guarantee and thereafter means each such Successor Trust Preferred Guarantee Trustee.

            "Trust Securities" means the Trust Common Securities together with the Trust Preferred Securities.

                                   ARTICLE II
                               TRUST INDENTURE ACT

SECTION 2.1 Trust Indenture Act; Application

            (a) This Trust Preferred Securities Guarantee is subject to the provisions of the Trust Indenture Act that are required to be part of this Trust Preferred Securities Guarantee and shall, to the extent applicable, be governed by such provisions; and

            (b) if and to the extent that any provision of this Trust Preferred Securities Guarantee limits, qualifies or conflicts with the duties imposed by
Section 310 to 317, inclusive, of the Trust Indenture Act, such imposed duties shall control.

SECTION 2.2 Lists of Holders of Securities

            (a) The Guarantor shall provide the Trust Preferred Guarantee Trustee with a list, in such form as the Trust Preferred Guarantee Trustee may reasonably require, of the names and addresses of the Holders of the Trust Preferred Securities ("List of Holders") as of such date, (i) within one (1) Business Day after January 1 and June 30 of each year, and (ii) at any other time within 30 days of receipt by the Guarantor of a written request for a List of Holders as of a date no more than 14 days before such List of Holders is given to the Trust Preferred Guarantee Trustee provided, that the Guarantor shall not be obligated to provide such List of Holders at any time the List of


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Holders does not differ from the most recent List of Holders given to the Trust
Preferred Guarantee Trustee by the Guarantor. The Trust Preferred Guarantee Trustee may destroy any List of Holders previously given to it on receipt of a new List of Holders.

            (b) The Trust Preferred Guarantee Trustee shall comply with its obligations under Sections 311(a), 311(b) and Section 312(b) of the Trust Indenture Act.

SECTION 2.3 Reports by the Trust Preferred Guarantee Trustee

            Within 60 days after May 15 of each year, the Trust Preferred Guarantee Trustee shall provide to the Holders of the Trust Preferred Securities such reports as are required by Section 313 of the Trust Indenture Act, if any, in the form and in the manner provided by Section 313 of the Trust Indenture Act. The Trust Preferred Guarantee Trustee shall also comply with the requirements of Section 313(d) of the Trust Indenture Act.

SECTION 2.4 Periodic Reports to Trust Preferred Guarantee Trustee

            The Guarantor shall provide to the Trust Preferred Guarantee Trustee such documents, reports and information as required by Section 314 (if any) and the compliance certificate required by Section 314 of the Trust Indenture Act in the form, in the manner and at the times required by Section 314 of the Trust Indenture Act.

SECTION 2.5 Evidence of Compliance with Conditions Precedent

            The Guarantor shall provide to the Trust Preferred Guarantee Trustee such evidence of compliance with any conditions precedent, if any, provided for in this Trust Preferred Securities Guarantee that relate to any of the matters set forth in Section 314(c) of the Trust Indenture Act. Any certificate or opinion required to be given by an officer pursuant to Section 314(c)(1) may be given in the form of an Officers' Certificate.

SECTION 2.6 Events of Default; Waiver

            The Holders of a Majority in liquidation amount of Trust Preferred Securities may, by vote, on behalf of the Holders of all of the Trust Preferred Securities, waive any past Event of Default and its consequences. Upon such waiver, any such Event of Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Trust Preferred Securities Guarantee, but no such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent thereon.


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SECTION 2.7 Event of Default; Notice

            (a) The Trust Preferred Guarantee Trustee shall, within 90 days after the occurrence of an Event of Default, transmit by mail, first class postage prepaid, to the Holders of the Trust Preferred Securities, notices of all Events of Default actually known to a Responsible Officer of the Trust Preferred Guarantee Trustee, unless such defaults have been cured before the giving of such notice, provided, that, the Trust Preferred Guarantee Trustee shall be protected in withholding such notice if and so long as a Responsible Officer of the Trust Preferred Guarantee Trustee in good faith determines that the withholding of such notice is in the interests of the Holders of the Trust Preferred Securities Trust Preferred Securities.

            (b) The Trust Preferred Guarantee Trustee shall not be deemed to have knowledge of any Event of Default unless the Trust Preferred Guarantee Trustee shall have received written notice, or of which a Responsible Officer of the Trust Preferred Guarantee Trustee charged with the administration of the Declaration shall have obtained actual knowledge.

SECTION 2.8 Conflicting Interests

            The Declaration shall be deemed to be specifically described in this Trust Preferred Securities Guarantee for the purposes of clause (i) of the first proviso contained in Section 310(b) of the Trust Indenture Act.

                                   ARTICLE III
                          POWERS, DUTIES AND RIGHTS OF
                        TRUST PREFERRED GUARANTEE TRUSTEE

SECTION 3.1 Powers and Duties of the Trust Preferred Guarantee Trustee

            (a) This Trust Preferred Securities Guarantee shall be held by the Trust Preferred Guarantee Trustee for the benefit of the Holders of the Trust Preferred Securities, and the Trust Preferred Guarantee Trustee shall not transfer this Trust Preferred Securities Guarantee to any Person except a Holder of Trust Preferred Securities exercising his or her rights pursuant to Section 5.4(b) or to a Successor Trust Preferred Guarantee Trustee on acceptance by such Successor Trust Preferred Guarantee Trustee of its appointment to act as Successor Trust Preferred Guarantee Trustee. The right, title and interest of the Trust Preferred Guarantee Trustee shall automatically vest in any Successor Trust Preferred Guarantee Trustee, and such vesting and cessation of title shall be effective whether or not conveyancing documents have been executed and delivered pursuant to the appointment of such Successor Trust Preferred Guarantee Trustee.


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            (b) If an Event of Default actually known to a Responsible Officer of the Trust Preferred Guarantee Trustee has occurred and is continuing, the Trust Preferred Guarantee Trustee shall enforce this Trust Preferred Securities Guarantee for the benefit of the Holders of the Trust Preferred Securities.

            (c) The Trust Preferred Guarantee Trustee, before the occurrence of any Event of Default and after the curing of all Events of Default that may have occurred, shall undertake to perform only such duties as are specifically set forth in this Trust Preferred Securities Guarantee, and no implied covenants shall be read into this Trust Preferred Securities Guarantee against the Trust Preferred Guarantee Trustee. In case an Event of Default has occurred (that has not been cured or waived pursuant to Section 2.6) and is actually known to a Responsible Officer of the Trust Preferred Guarantee Trustee, the Trust Preferred Guarantee Trustee shall exercise such of the rights and powers vested in it by this Trust Preferred Securities Guarantee, and use the same degree of care and skill in its exercise thereof, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

            (d) No provision of this Trust Preferred Securities Guarantee shall be construed to relieve the Trust Preferred Guarantee Trustee from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

            (i) prior to the occurrence of any Event of Default and after the curing or waiving of all such Events of Default that may have occurred:

                  (A) the duties and obligations of the Trust Preferred
            Guarantee Trustee shall be determined solely by the express provisions of this Trust Preferred Securities Guarantee, and the Trust Preferred Guarantee Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Trust Preferred Securities Guarantee, and no implied covenants or obligations shall be read into this Trust Preferred Securities Guarantee against the Trust Preferred Guarantee Trustee; and

                  (B) in the absence of bad faith on the part of the Trust
            Preferred Guarantee Trustee, the Trust Preferred Guarantee Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trust Preferred Guarantee Trustee and conforming to the requirements of this Trust Preferred Securities Guarantee; but in the case of any such certificates or opinions that by any pro-


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            vision hereof are specifically required to be furnished to the Trust
            Preferred Guarantee Trustee, the Trust Preferred Guarantee Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Trust Preferred Securities Guarantee;

            (ii) the Trust Preferred Guarantee Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Trust Preferred Guarantee Trustee, unless it shall be proved that the Trust Preferred Guarantee Trustee was negligent in ascertaining the pertinent facts upon which such judgment was made;

            (iii) the Trust Preferred Guarantee Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders of Trust Preferred Securities relating to the time, method and place of conducting any proceeding for any remedy available to the Trust Preferred Guarantee Trustee, or exercising any trust or power conferred upon the Trust Preferred Guarantee Trustee under this Trust Preferred Securities Guarantee; and

            (iv) no provision of this Trust Preferred Securities Guarantee shall require the Trust Preferred Guarantee Trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, if the Trust Preferred Guarantee Trustee shall have reasonable grounds for believing that the repayment of such funds or liability is not reasonably assured to it under the terms of this Trust Preferred Securities Guarantee or indemnity, reasonably satisfactory to the Trust Preferred Guarantee Trustee, against such risk or liability is not reasonably assured to it.

SECTION 3.2 Certain Rights of Trust Preferred Guarantee Trustee

            (a) Subject to the provisions of Section 3.1:

            (i) The Trust Preferred Guarantee Trustee may conclusively rely, and shall be fully protected in acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed, sent or presented by the proper party or parties.


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            (ii) Any direction or act of the Guarantor contemplated by this
      Trust Preferred Securities Guarantee shall be sufficiently evidenced by an Officers' Certificate.

            (iii) Whenever, in the administration of this Trust Preferred Securities Guarantee, the Trust Preferred Guarantee Trustee shall deem it desirable that a matter be proved or established before taking, suffering or omitting any action hereunder, the Trust Preferred Guarantee Trustee (unless other evidence is herein specifically prescribed) may, in the absence of bad faith on its part, request and conclusively rely upon an Officers' Certificate which, upon receipt of such request, shall be promptly delivered by the Guarantor.

            (iv) The Trust Preferred Guarantee Trustee shall have no duty to see to any recording, filing or registration of any instrument (or any rerecording, refiling or registration thereof).

            (v) The Trust Preferred Guarantee Trustee may consult with counsel of its selection, and the advice or opinion of such counsel with respect to legal matters shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with such advice or opinion. Such counsel may be counsel to the Guarantor or any of its Affiliates and may include any of its employees. The Trust Preferred Guarantee Trustee shall have the right at any time to seek instructions concerning the administration of this Trust Preferred Securities Guarantee from any court of competent jurisdiction.

            (vi) The Trust Preferred Guarantee Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Trust Preferred Securities Guarantee at the request or direction of any Holder, unless such Holder shall have provided to the Trust Preferred Guarantee Trustee such security and indemnity, reasonably satisfactory to the Trust Preferred Guarantee Trustee, against the costs, expenses (including attorneys' fees and expenses and the expenses of the Preferred Guarantee Trustee's agents, nominees or custodians) and liabilities that might be incurred by it in complying with such request or direction, including such reasonable advances as may be requested by the Trust Preferred Guarantee Trustee; provided that, nothing contained in this
      Section 3.2(a)(vi) shall be taken to relieve the Trust Preferred Guarantee Trustee, upon the occurrence of an Event of Default, of its obligation to exercise the rights and powers vested in it by this Trust Preferred Securities Guarantee.


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            (vii) The Trust Preferred Guarantee Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trust Preferred Guarantee Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit.

            (viii) The Trust Preferred Guarantee Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, nominees, custodians or attorneys, and the Trust Preferred Guarantee Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder.

            (ix) Any action taken by the Trust Preferred Guarantee Trustee or its agents hereunder shall bind the Holders of the Trust Preferred Securities, and the signature of the Trust Preferred Guarantee Trustee or its agents alone shall be sufficient and effective to perform any such action. No third party shall be required to inquire as to the authority of the Trust Preferred Guarantee Trustee to so act or as to its compliance with any of the terms and provisions of this Trust Preferred Securities Guarantee, both of which shall be conclusively evidenced by the Trust Preferred Guarantee Trustee or its agent taking such action.

            (x) Whenever in the administration of this Trust Preferred Securities Guarantee the Trust Preferred Guarantee Trustee shall deem it desirable to receive instructions with respect to enforcing any remedy or right or taking any other action hereunder, the Trust Preferred Guarantee Trustee (i) may request instructions from the Holders of a Majority in liquidation amount of the Trust Preferred Securities, (ii) may refrain from enforcing such remedy or right or taking such other action until such instructions are received, and (iii) shall be protected in conclusively relying on or acting in accordance with such instructions.

            (xi) The Trust Preferred Guarantee Trustee shall not be liable for any action taken, suffered, or omitted to be taken by it in good faith and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Trust Preferred Securities Guarantee.

            (b) No provision of this Trust Preferred Securities Guarantee shall be deemed to impose any duty or obligation on the Trust Preferred Guarantee Trustee to perform any act or acts or


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exercise any right, power, duty or obligation conferred or imposed on it in any jurisdiction in which it shall be illegal, or in which the Trust Preferred Guarantee Trustee shall be unqualified or incompetent in accordance with applicable law, to perform any such act or acts or to exercise any such right, power, duty or obligation. No permissive power or authority available to the Trust Preferred Guarantee Trustee shall be construed to be a duty.

SECTION 3.3. Not Responsible for Recitals or Issuance of Trust Preferred
             Securities Guarantee

            The recitals contained in this Trust Preferred Securities Guarantee shall be taken as the statements of the Guarantor, and the Trust Preferred Guarantee Trustee does not assume any responsibility for their correctness. The Trust Preferred Guarantee Trustee makes no representation as to the validity or sufficiency of this Trust Preferred Securities Guarantee.

                                   ARTICLE IV
                        TRUST PREFERRED GUARANTEE TRUSTEE

SECTION 4.1 Trust Preferred Guarantee Trustee; Eligibility

            (a) There shall at all times be a Trust Preferred Guarantee Trustee which shall:

            (i) not be an Affiliate of the Guarantor; and

            (ii) be a corporation organized and doing business under the laws of the United States of America or any State or Territory thereof or of the District of Columbia, or a corporation or Person permitted by the Securities and Exchange Commission to act as an institutional trustee under the Trust Indenture Act, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least 50 million U.S. dollars ($50,000,000), and subject to supervision or examination by Federal, State, Territorial or District of Columbia authority. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of the supervising or examining authority referred to above, then, for the purposes of this
      Section 4.1(a)(ii), the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.

            (b) If at any time the Trust Preferred Guarantee Trustee shall cease to be eligible to so act under Section 4.1(a), the Trust Preferred Guarantee Trustee shall immediately


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resign in the manner and with the effect set out in Section 4.2(c).

           (c) If the Trust Preferred Guarantee Trustee has or shall acquire any "conflicting interest" within the meaning of Section 310(b) of the Trust Indenture Act, the Trust Preferred Guarantee Trustee and Guarantor shall in all respects comply with the provisions of Section 310(b) of the Trust Indenture Act.

SECTION 4.2 Appointment, Removal and Resignation of Trust Preferred Guarantee
            Trustee

            (a) Subject to Section 4.2(b), the Trust Preferred Guarantee Trustee may be appointed or removed without cause at any time by the Guarantor except during an Event of Default.

            (b) The Trust Preferred Guarantee Trustee shall not be removed in accordance with Section 4.2(a) until a Successor Trust Preferred Guarantee Trustee has been appointed and has accepted such appointment by written instrument executed by such Successor Trust Preferred Guarantee Trustee and delivered to the Guarantor.

            (c) The Trust Preferred Guarantee Trustee appointed to office shall hold office until a Successor Trust Preferred Guarantee Trustee shall have been appointed or until its removal or resignation. The Trust Preferred Guarantee Trustee may resign from office (without need for prior or subsequent accounting) by an instrument in writing executed by the Trust Preferred Guarantee Trustee and delivered to the Guarantor, which resignation shall not take effect until a Successor Trust Preferred Guarantee Trustee has been appointed and has accepted such appointment by instrument in writing executed by such Successor Trust Preferred Guarantee Trustee and delivered to the Guarantor and the resigning Trust Preferred Guarantee Trustee.

            (d) If no Successor Trust Preferred Guarantee Trustee shall have been appointed and accepted appointment as provided in this Section 4.2 within 60 days after delivery of an instrument of removal or resignation, the Trust Preferred Guarantee Trustee resigning or being removed may petition any court of competent jurisdiction for appointment of a Successor Trust Preferred Guarantee Trustee. Such court may thereupon, after prescribing such notice, if any, as it may deem proper, appoint a Successor Trust Preferred Guarantee Trustee.

            (e) No Trust Preferred Guarantee Trustee shall be liable for the acts or omissions to act of any Successor Trust Preferred Guarantee Trustee.

            (f) Upon termination of this Trust Preferred Securities Guarantee or removal or resignation of the Trust Preferred Guarantee Trustee pursuant to this
Section 4.2, the Guarantor


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shall pay to the Trust Preferred Guarantee Trustee all amounts accrued to the date of such termination, removal or resignation.

                                    ARTICLE V
                                    GUARANTEE

SECTION 5.1 Guarantee

            The Guarantor irrevocably and unconditionally agrees to pay in full to the Holders the Guarantee Payments (without duplication of amounts theretofore paid by the Issuer), if, as and when due, regardless of any defense, right of set-off or counterclaim that the Issuer may have or assert. The Guarantor's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Guarantor to the Holders or by causing the Issuer to pay such amounts to the Holders.

SECTION 5.2 Waiver of Notice and Demand

            The Guarantor hereby waives notice of acceptance of this Trust Preferred Securities Guarantee and of any liability to which it applies or may apply, presentment, demand for payment, any right to require a proceeding first against the Issuer or any other Person before proceeding against the Guarantor, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

SECTION 5.3 Obligations Not Affected

            The obligations, covenants, agreements and duties of the Guarantor under this Trust Preferred Securities Guarantee shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

            (a) the release or waiver, by operation of law or otherwise, of the performance or observance by the Issuer of any express or implied agreement, covenant, term or condition relating to the Trust Preferred Securities to be performed or observed by the Issuer;

            (b) the extension of time for the payment by the Issuer of all or any portion of the Distributions, Redemption Price, Liquidation Distribution or any other sums payable under the terms of the Trust Preferred Securities or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Trust Preferred Securities (other than an extension of time for payment of Distributions, Redemption Price, Liquidation Distribution or other sum payable that results from the extension of any interest payment period on the Partnership Preferred Securities or any extension of the


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maturity date of the Partnership Preferred Securities permitted by the
Partnership Agreement);

            (c) any failure, omission, delay or lack of diligence on the part of the Holders to enforce, assert or exercise any right, privilege, power or remedy conferred on the Holders pursuant to the terms of the Trust Preferred Securities, or any action on the part of the Issuer granting indulgence or extension of any kind;

            (d) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Issuer or any of the assets of the Issuer;

            (e) any invalidity of, or defect or deficiency in, the Trust Preferred Securities;

            (f) the settlement or compromise of any obligation guaranteed hereby or hereby incurred; or

            (g) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a guarantor, it being the intent of this Section 5.3 that the obligations of the Guarantor hereunder shall be absolute and unconditional under any and all circumstances.

            There shall be no obligation of the Holders to give notice to, or obtain consent of, the Guarantor with respect to the happening of any of the foregoing.

SECTION 5.4 Rights of Holders

            (a) The Holders of a Majority in liquidation amount of the Trust Preferred Securities have the right to direct the time, method and place of conducting of any proceeding for any remedy available to the Trust Preferred Guarantee Trustee in respect of this Trust Preferred Securities Guarantee or exercising any trust or power conferred upon the Trust Preferred Guarantee Trustee under this Trust Preferred Securities Guarantee.

            (b) If the Trust Preferred Guarantee Trustee fails to enforce its rights under the Trust Preferred Securities Guarantee after a Holder of Trust Preferred Securities has made a written request, such Holder of Trust Preferred Securities may institute a legal proceeding directly against the Guarantor to enforce the Trust Preferred Guarantee Trustee's rights under this Trust Preferred Securities Guarantee, without first instituting a legal proceeding against the Issuer, the Trust Preferred Guarantee Trustee or any other person or entity. Notwithstanding the


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foregoing, if the Guarantor has failed to make a guarantee payment, a Holder of
Trust Preferred Securities may directly institute a proceeding in such Holder's own name against the Guarantor for enforcement of the Trust Preferred Securities Guarantee for such payment. The Guarantor waives any right or remedy to require that any action be brought first against the Issuer or any other person or entity before proceeding directly against the Guarantor.

SECTION 5.5 Guarantee of Payment

            This Trust Preferred Securities Guarantee creates a guarantee of payment and not of collection.

SECTION 5.6 Subrogation

            The Guarantor shall be subrogated to all (if any) rights of the Holders of Trust Preferred Securities against the Issuer in respect of any amounts paid to such Holders by the Guarantor under this Trust Preferred Securities Guarantee; provided, however, that the Guarantor shall not (except to the extent required by mandatory provisions of law) be entitled to enforce or exercise any right that it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under this Trust Preferred Securities Guarantee, if, at the time of any such payment, any amounts are due and unpaid under this Trust Preferred Securities Guarantee. If any amount shall be paid to the Guarantor in violation of the preceding sentence, the Guarantor agrees to hold such amount in trust for the Holders and to pay over such amount to the Holders.

SECTION 5.7 Independent Obligations

            The Guarantor acknowledges that its obligations hereunder are independent of the obligations of the Issuer with respect to the Trust Preferred Securities, and that the Guarantor shall be liable as principal and as debtor hereunder to make Guarantee Payments pursuant to the terms of this Trust Preferred Securities Guarantee notwithstanding the occurrence of any event referred to in subsections (a) through (g), inclusive, of Section 5.3 hereof.

                                   ARTICLE VI
                    LIMITATION OF TRANSACTIONS; SUBORDINATION

SECTION 6.1 Limitation of Transactions

            So long as any Trust Preferred Securities remain outstanding, if (a) for any distribution period, full distributions on a cumulative basis on any Trust Preferred Securities have not been paid or declared and set apart for payment, (b) an Invest-


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ment Event of Default by any Investment Affiliate in respect of any Affiliate
Investment Instrument has occurred and is continuing, or (c) the Company is in default of its obligations under the Trust Preferred Securities Guarantee, the Trust Common Securities Guarantee, the Partnership Guarantee or any Investment Guarantee, then, during such period the Company shall not, nor permit any majority owned subsidiary to (i) declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to any of its capital stock or comparable equity interest (except for dividends or distributions in shares of its capital stock, conversions or exchanges of common stock of one class into common stock of another class and dividends, distributions with respect to the Partnership or the Trust or dividends and distributions on the common stock of wholly owned subsidiaries of the Company), (ii) make, or permit the making of, any Affiliated Restricted Payments except for Permissible Affiliated Payments, and (iii) make any guarantee payments with respect to the foregoing.

SECTION 6.2 Ranking

            This Trust Preferred Securities Guarantee will constitute an unsecured obligation of the Guarantor and will rank (i) subordinate and junior in right of payment to all other liabilities of the Guarantor, (ii) pari passu with the most senior preferred or preference stock now or hereafter issued by the Guarantor and with any guarantee now or hereafter entered into by the Guarantor in respect of any Preferred or preference stock of any Affiliate of the Guarantor, and (iii) senior to the Guarantor's common stock. Any similar guarantee given hereafter by the Company with respect to Trust Preferred Securities that is silent as to seniority will rank pari passu with this Trust Preferred Securities Agreement.

                                   ARTICLE VII
                                   TERMINATION

SECTION 7.1 Termination

            This Trust Preferred Securities Guarantee shall terminate upon (i) full payment of the Redemption Price of all Trust Preferred Securities, (ii) upon the distribution of the Partnership Preferred Securities to the Holders of all of the Trust Preferred Securities or (iii) upon full payment of the amounts payable in accordance with the Declaration upon liquidation of the Issuer. Notwithstanding the foregoing, this Trust Preferred Securities Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any Holder of Trust Preferred Securities must restore payment of any sums paid under the Trust Preferred Securities or under this Trust Preferred Securities Guarantee.


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                                  ARTICLE VIII
                                 INDEMNIFICATION

SECTION 8.1 Exculpation

            (a) No Indemnified Person shall be liable, responsible or accountable in damages or otherwise to the Guarantor or any Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Indemnified Person in good faith in accordance with this Trust Preferred Securities Guarantee and in a manner that such Indemnified Person reasonably believed to be within the scope of the authority conferred on such Indemnified Person by this Trust Preferred Securities Guarantee or by law, except that an Indemnified Person shall be liable for any such loss, damage or claim incurred by reason of such Indemnified Person's gross negligence or willful misconduct with respect to such acts or omissions.

            (b) An Indemnified Person shall be fully protected in relying in good faith upon the records of the Guarantor and upon such information, opinions, reports or statements presented to the Guarantor by any Person as to matters the Indemnified Person reasonably believes are within such other Person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Guarantor, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which Distributions to Holders of Trust Preferred Securities might properly be paid.

SECTION 8.2 Indemnification

            The Guarantor agrees to indemnify each Indemnified Person for, and to hold each Indemnified Person harmless against, any and all loss, liability, damage, claim or expense incurred without negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of the trust or trusts hereunder, including the costs and expenses (including reasonable legal fees and expenses) of defending itself against, or investigating, any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder. The obligation to indemnify as set forth in this Section 8.2 shall survive the termination of this Trust Preferred Securities Guarantee.


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                                   ARTICLE IX
                                  MISCELLANEOUS

SECTION 9.1 Successors and Assigns

            All guarantees and agreements contained in this Trust Preferred Securities Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Guarantor and shall inure to the benefit of the Holders of the Trust Preferred Securities then outstanding.

SECTION 9.2 Amendments

            Except with respect to any changes that do not adversely affect the rights of Holders (in which case no consent of Holders will be required), this Trust Preferred Securities Guarantee may only be amended with the prior approval of the Holders of at least a Majority in liquidation amount (including the stated amount that would be paid on redemption, liquidation or otherwise, plus accrued and unpaid Distributions to the date upon which the voting percentages are determined) of all the outstanding Trust Preferred Securities. The provisions of Section 12.2 of the Declaration with respect to meetings of Holders of the Securities apply to the giving of such approval.

SECTION 9.3 Notices

            All notices provided for in this Trust Preferred Securities Guarantee shall be in writing, duly signed by the party giving such notice, and shall be delivered, telecopied or mailed by first class mail, as follows:

            (a) If given to the Trust Preferred Guarantee Trustee, at the Trust Preferred Guarantee Trustee's mailing address set forth below (or such other address as the Trust Preferred Guarantee Trustee may give notice of to the Holders of the Trust Preferred Securities):

                  The First National Bank of Chicago
                  153 West 53rd Street
                  New York, New York 10019
                  Attention: Mary R. Fonti
                  Telecopy: (212) 373-1383

            (b) If given to the Guarantor, at the Guarantor's mailing address set forth below (or such other address as the Guarantor may give notice of to the Holders of the Trust Preferred Securities):

                  AT&T Capital Corporation
                  44 Whippany Road
                  Morristown, New Jersey 07692


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                  Attention: General Counsel
                  Telecopy: (201) 397-4356


            (c) If given to any Holder of Trust Preferred Securities, at the address set forth on the books and records of the Issuer.

            All such notices shall be deemed to have been given when received in person, telecopied with receipt confirmed, or mailed by first class mail, postage prepaid except that if a notice or other document is refused delivery or cannot be delivered because of a changed address of which no notice was given, such notice or other document shall be deemed to have been delivered on the date of such refusal or inability to deliver.

SECTION 9.4 Benefit

            This Trust Preferred Securities Guarantee is solely for the benefit of the Holders of the Trust Preferred Securities and, subject to Section 3.1(a), is not separately transferable from the Trust Preferred Securities.

SECTION 9.5 Governing Law

            THIS TRUST PREFERRED SECURITIES GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.


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            THIS TRUST PREFERRED SECURITIES GUARANTEE is executed as of the day and year first above written.

                                    AT&T CAPITAL CORPORATION,
                                    as Guarantor


                                    By:________________________________
                                       Name:
                                       Title:


                                    THE FIRST NATIONAL BANK OF CHICAGO,
                                    as Trust Preferred Guarantee Trust-
                                    ee


                                    By:________________________________
                                       Name:
                                       Title:


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